                                                                  Exhibit 10.78

                                 EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                  FB ACQUISITION CORP., A DELAWARE CORPORATION,

                NUTRACEUTICAL CORPORATION, A DELAWARE CORPORATION

                   FUTUREBIOTICS, INC., A DELAWARE CORPORATION

                                       AND

                     PDK LABS, INC., A NEW YORK CORPORATION

                                   DATED AS OF

                                  MARCH 3, 1999


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                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE 1

   DEFINITIONS.................................................................1

   1.1 Definitions.............................................................1

ARTICLE 2

   PURCHASE AND SALE OF ASSETS.................................................3

   2.1 Purchase and Sale of Assets.............................................3
   2.2 Limited Assumption of Liabilities.......................................6
   2.3 Closing.................................................................6
   2.4 Purchase Price..........................................................7
   2.5 Purchase Price Adjustment...............................................7
   2.6 Disposition of Escrow Amount............................................8

ARTICLE 3

   CONDITIONS TO CLOSING.......................................................8

   3.1 Conditions to Seller's Obligations......................................8
   3.2 Conditions to Buyer's Obligation.......................................10

ARTICLE 4

   COVENANTS PRIOR TO CLOSING.................................................12

   4.1 Affirmative Covenants of Seller........................................12
   4.2 Negative Covenants.....................................................13
   4.3 Stockholder Approval...................................................14
   4.4 Financial Statement Deliveries.........................................14
   4.5 Affirmative Covenants of Buyer.........................................14

ARTICLE 5

   REPRESENTATIONS AND WARRANTIES OF SELLER...................................15

   5.1 Organization and Power; Capitalization; Subsidiaries and Investments...15
   5.2 Authorization..........................................................15
   5.3 No Breach..............................................................15
   5.4 Financial Statements...................................................16
   5.5 No Material Adverse Changes............................................17
   5.6 Absence of Certain Developments........................................17
   5.7 Title and Condition of Properties......................................18
   5.8 Contracts and Commitments..............................................19
   5.9 Proprietary Rights.....................................................19
   5.10 Product Warranty......................................................20
   5.11 Government Licenses and Permits.......................................21
   5.12 Litigation; Proceedings...............................................21
   5.13 Compliance with Laws; FDA Compliance..................................22
   5.14 Environmental Matters.................................................23


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   5.15 Employees and Employee Benefits.......................................24
   5.16 Insurance.............................................................25
   5.17 Tax Matters...........................................................25
   5.18 Customers and Suppliers...............................................26
   5.19 Brokerage.............................................................26
   5.20 Affiliate Transactions................................................26
   5.21 Exclusivity of Representations; Reliance on Representations...........26
   5.22 Closing Date..........................................................26

ARTICLE 6

   REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR......................27

   6.1 Organization and Power.................................................27
   6.2 Authorization..........................................................27
   No Violation...............................................................27
   6.4 Litigation.............................................................28
   6.5 Brokerage..............................................................28
   6.6 Exclusivity of Representations; Reliance on Representations............28
   6.7 Closing Date...........................................................28
   6.8 No Material Adverse Change.............................................28

ARTICLE 7

   TERMINATION................................................................28

   7.1 Termination............................................................28
   7.2 Effect of Termination..................................................29
   7.3 Waiver of Right to Terminate...........................................30

ARTICLE 8

   ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING.............................30

   8.1 Indemnification........................................................30
   8.2 Mutual Assistance and Records..........................................33
   8.3 Press Release and Announcements........................................33
   8.4 Expenses...............................................................34
   8.5 Specific Performance...................................................34
   8.6 Arbitration Procedure..................................................34
   8.7 Further Transfers......................................................35
   8.8 Change of Name.........................................................35
   8.9 Transition Assistance..................................................35
   8.10 Non-Competition; Non-Solicitation.....................................35
   8.11 Communications........................................................36
   8.12 Best Efforts To Consummate Closing Transactions.......................36
   8.13 Employees and Employee Benefits.......................................36
   8.14 Confidentiality.......................................................37
   8.15 Taxes; Recording Charges..............................................37
   8.16 Collection of Purchased Receivables...................................38

ARTICLE 9

   MISCELLANEOUS..............................................................38

   9.1 Amendment and Waiver...................................................38


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   9.2 Notices................................................................38
   9.3 Assignment.............................................................39
   9.4 Severability...........................................................39
   9.5 No Strict Construction.................................................39
   9.6 Captions...............................................................39
   9.7 No Third Party Beneficiaries...........................................39
   9.8 Complete Agreement.....................................................40
   9.9. Counterparts..........................................................40
   9.10. Governing Law........................................................40
   9.11. Consent to Jurisdiction..............................................40
   9.12. Guaranty.............................................................40
   9.13. Maintenance of Insurance.............................................40
   9.14. Delivery of Schedules................................................40

ARTICLE 10

   REPRESENTATIONS AND WARRANTIES OF PDK......................................41

   10.1 Organization and Power................................................41
   10.2 Authorization.........................................................41
   No Breach..................................................................41
   10.4 Litigation............................................................42
   10.5 Brokerage.............................................................42
   10.6 Exclusivity of Representations; Reliance on Representations...........42
   10.7 Closing Date..........................................................42


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                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 3, 1999, by and among (i) FB Acquisition Corp., a Delaware corporation ("Buyer") and wholly-owned indirect subsidiary of Nutraceutical International Corporation, (ii) solely for purposes of Section
9.12 hereof, Nutraceutical Corporation, a Delaware corporation ("Guarantor") and wholly-owned direct subsidiary of Nutraceutical International Corporation, (iii) Futurebiotics, Inc., a Delaware corporation ("Seller") and (iv) PDK Labs, Inc., a New York corporation and the holder of not less than a majority of the outstanding equity securities of the Seller ("PDK").

                  On the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, substantially all of the assets and properties of and relating to Seller's business of developing, producing, packaging, marketing, selling and distributing Nutritional Supplements, excluding Seller's private label business (the "Business").

                  NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS
                                   -----------

                  1.1   Definitions.   For purposes of this Agreement, the
following terms shall have the meanings set forth below:

                  "Affiliate" of any particular Person shall mean any other Person controlling, controlled by or under common control with such Person.

                  "Affiliated Group" shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which Seller is or has been a member.

                  "Business Day" means any day other than Saturday or Sunday or a public holiday under the laws of the State of New York or any other day on which banking institutions are authorized or obligated to close in the State of New York as of the date of determination.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "GAAP" shall mean United States generally accepted accounting principles, consistently applied, as promulgated by the relevant United States accounting authorities.


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                  "Government Licenses" means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from foreign, federal, state or local governments or governmental agencies or other similar rights, and all data and records pertaining thereto.

                  "Knowledge" shall mean (i) in the case of an individual, to the best of such Person's knowledge and (ii) in the case of any Person other than an individual, to the best of such Person's actual knowledge after due inquiry of all key employees, officers and directors of such Person.

                  "Liens" shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind, excluding liens for taxes not yet due and payable.

                  "Nutritional Supplements" means vitamins, minerals, herbs and other nutritional supplements, including, without limitation, products within the categories of sports nutrition, aroma-therapy, personal care, liquid herbs, flower essence, essential oils and other products typically found in health food stores, but excluding OTC products.

                  "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

                  "Proprietary Rights" means all of the following owned by, issued to, or licensed to Seller, or used in the Business, along with all associated income, royalties, damages and payments due from or payable by any third party (including, without limitation, damages and payments for past, present, or future infringements or misappropriations thereof), all other associated rights (including, without limitation, the right to sue and recover for past, present, or future infringements or misappropriations thereof), and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (including, without limitation, the name "Futurebiotics" and any derivation of the foregoing) and all registrations and applications for registration thereof, together with all goodwill associated therewith; (ii) copyrights and works of authorship, and all registrations and applications for registration thereof; (iii) computer software (including, without limitation, data, data bases and related documentation); (iv) trade secrets, confidential information, and proprietary data and information (including, without limitation, compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, compositions, blends, processes, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (v) all other intellectual property rights; and (vi) all copies and tangible embodiments of the foregoing, if any (in whatever form or medium), including, without limitation, in the case of each of the foregoing items (i) through (v), the items set forth on the "Proprietary Rights Schedule" attached hereto.


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                  "Purchased Inventory" is defined in Section 2.1(a)(xiii)
hereof.

                  "Purchased Receivables" is defined in Section 2.1(a)(xii) hereof.

                  "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

                  "Tax" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group or being included (or required to be included) in any Tax Return relating thereto.

                  "Tax Return" shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

                                    ARTICLE 2

                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

                  2.1   Purchase and Sale of Assets.

                  (a)   Purchased Assets.   On the terms and subject to the
conditions contained in this Agreement, on the Closing Date, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer by appropriate instruments reasonably satisfactory to Buyer and its counsel, free and clear of all Liens, all of the following assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Seller or


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otherwise used in the Business (collectively, the "Purchased Assets"), but excluding all Excluded Assets:

                  (i) all prepayments and prepaid expenses listed on the Purchased Assets Schedule;

                  (ii) all machinery, equipment, tools, dies, jigs, molds, patterns, furniture, spare parts and supplies, computers and all related equipment, telephones and all related equipment and all other tangible personal property listed on the Purchased Assets Schedule;

                  (iii) all rights existing under all purchase orders to purchase or sell goods or products, including, without limitation, any such purchase order listed on the "Contracts Schedule" and under each other contract listed on the Contracts Schedule and specifically identified as a contract to be assigned to Buyer (collectively, the "Assigned Contracts");

                  (iv) all distribution systems and networks including, without limitation, the right, from and after the Closing Date, to contact and do business with any distributor, broker or sales representative that distributes Seller's products (excluding any rights or obligations under any Distribution Contracts (as defined in Section 2.1(b)(ix) below)) and all rights (but not the obligation) to hire Seller's employees;

                  (v) all lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, personnel and agents and all other books, ledgers, files, documents, correspondence and business records;

                  (vi) all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment listed on the Purchased Assets Schedule, other than those relating exclusively to Excluded Assets or Excluded Liabilities;

                  (vii) all Proprietary Rights, including, without limitation, those listed on the Proprietary Rights Schedule;

                  (viii) all Government Licenses, including, without limitation, any foreign product registrations and those Government Licenses listed on the attached "Licenses Schedule," but excluding any such Government Licenses which are by their terms not transferable;

                  (ix) all insurance, warranty and condemnation proceeds received after the date hereof with respect to damage, non-conformance of or loss to the Purchased Assets;

                  (x) all rights to receive mail and other communications addressed to Seller;

                  (xi) except as provided in Section 2.1(b)(v) below, all books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials;


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                  (xii) all trade accounts receivable as of the Closing Date
         (but excluding any private label accounts receivable), such accounts receivable to be set forth on a schedule to be jointly prepared by Seller and Buyer as of the Closing (the "Purchased Receivables"); and

                  (xiii) a number of units of each item of individual finished goods inventory set forth on the "Estimated Purchased Inventory Schedule" attached hereto as of the Closing Date which is (A) no greater than 110% of the "Estimated Purchase Units" set forth on the "Estimated Purchased Inventory Schedule" attached hereto and (B) not less than one month's supply of each such product (as denoted in the column labeled "Minimum Purchase Units" in the "Estimated Purchased Inventory Schedule"), determined at PDK's unit costs for such inventory (which unit costs are set forth on the "Estimated Purchased Inventory Schedule"); provided that the definitive quantities of such inventory shall be set forth on a schedule to be jointly prepared by Buyer and Seller as of the Closing and provided further, that in no event shall Buyer be obligated to purchase in excess of $1.5 million of inventory pursuant to this Agreement (the "Purchased Inventory").

                  (b)   Excluded Assets.   Notwithstanding the foregoing, the
following assets are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets") and, as such, are not included in the Purchased
Assets:

                  (i) all cash, cash equivalents and securities;

                  (ii) all prepaid or deferred Taxes or any other Tax assets;

                  (iii) all interests in real estate or any leased real property;

                  (iv) Seller's rights under or pursuant to this Agreement and the other agreements contemplated hereby;

                  (v) Seller's general ledger, accounting records, Tax Returns, stock and minute books and corporate seal; provided that Buyer shall be given copies of the general ledger, Tax Returns and accounting records as such documents exist as of the Closing Date;

                  (vi) any right to receive mail and other communications addressed to Seller relating exclusively to the Excluded Assets or the Excluded Liabilities;

                  (vii) except as provided in Section 2.1(a)(xii), all accounts or notes receivable;

                  (viii) except as provided in Section 2.1(a)(xiii), all inventories;

                  (ix) except for the Assigned Contracts, all contracts, agreements and arrangements of Seller, including, without limitation, any contract, agreement or arrangement related to the distribution of Seller's products or services ("Distribution Contracts"); and


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                  (x) all assets expressly listed on the "Excluded Assets
         Schedule" hereto.

                  2.2   Limited Assumption of Liabilities.

                  (a)   Limited Assumed Liabilities.   Except for any Assigned
Contract which is terminated by the other party thereto due to an improper assignment by Seller, from and after the Closing, Buyer will assume and agree to pay, defend, discharge and perform as and when due all liabilities and obligations of the Seller under the Assigned Contracts first arising after the Closing Date, to the extent they relate to the Business (the "Assumed Liabilities").

                  (b)   Excluded Liabilities.   Notwithstanding anything to the
contrary contained in this Agreement and regardless of whether such liability is disclosed herein or on any schedule or exhibit hereto, Buyer will not assume or be liable for any liabilities or obligations of Seller (i) not described in
Section 2.2(a) hereof or (ii) arising out of or related to any (A) accounts payable or accrued expenses or any other obligation required to be recorded on a balance sheet of Seller prepared in accordance with GAAP, (B) Taxes, (C) indebtedness for borrowed money or deferred purchase price for property (including, without limitation, pursuant to any capital lease), (D) any amounts due to Affiliates, (E) any Excluded Asset or (F) breach of contract, breach of warranty, tort, infringement, violation of law or environmental matter (in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) (collectively, the "Excluded Liabilities").

                  (c)   Distribution Contracts.   With respect to each
Distribution Contract (each of which is to be retained by Seller and as a result thereof, no liabilities or obligations with respect thereto shall be assumed by Buyer), as soon as reasonably practicable after the Closing (but in no event later than 10 Business Days thereafter), the parties shall jointly prepare and deliver mutually acceptable notices to the third party distributors, brokers and sales representatives party to such Distribution Contracts notifying such third parties that (i) the transactions contemplated by this Agreement have been consummated and, as a result thereof, Seller will no longer be conducting business pursuant to such Distribution Contracts and (ii) that Buyer may desire to enter into new contractual arrangements with such third parties at a future date and, in the meantime, Buyer desires to conduct business with such third parties on a purchase order basis.

                  2.3   Closing.   Subject to the conditions contained in this
Agreement, the closing of the transactions contemplated by Sections 2.1 and 2.2 hereof (the "Closing") will occur at the offices of Berlack, Israels & Liberman LLP, 120 West 45th Street, New York, New York, 10036, at 10 a.m. on a Business Day designated by Buyer which is within five Business Days following the date as of which the conditions to each party's obligations (as set forth in Article 3 hereof) have been satisfied or at such other time and on such other date as the parties hereto mutually agree (the "Closing Date"). The Closing shall be effective as of the opening of business on the Closing Date.


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                  2.4   Purchase Price.

                  (a) Subject to adjustment in accordance with Section 2.5 below and the other terms and conditions contained in this Agreement, the total purchase price (the "Purchase Price") to be paid by the Buyer to the Seller for the Purchased Assets shall be (i) $3,700,000, (ii) an amount equal to the aggregate amount of the Purchased Inventory, as determined pursuant to Section 2.1(a)(xiii) (the "Inventory Portion") and (iii) an amount equal to the aggregate net book value, determined in accordance with GAAP, of the trade accounts receivable transferred from Seller to Buyer pursuant to Section 2.1(a)(xii) hereof which are aged 90 days or less as of the Closing Date, provided that in no event will the amount to be paid at the Closing pursuant to this clause 2.4(a)(iii) exceed $725,000 in the aggregate (the "Receivables Portion").

                  (b) The Purchase Price shall be delivered at the Closing by Buyer hereunder for the Purchased Assets as follows: (i) $3,450,000 (the "Cash Portion") by wire transfer of immediately available funds to the Seller, to an account designated by Seller, (ii) $250,000 (the "Escrow Amount") by wire transfer of immediately available funds to the Escrow Agent pursuant to the terms and conditions of the escrow agreement (in a form to be mutually agreed to by Buyer, Seller and the Escrow Agent (the "Escrow Agreement")) to be entered into as of the Closing by and among Buyer, Seller and Bankers Trust Company, as escrow agent (the "Escrow Agent"), (ii) the Inventory Portion by wire transfer of immediately available funds to the Seller, to an account designated by Seller and (iii) the Receivables Portion by wire transfer of immediately available funds to the Seller, to an account designated by Seller. At the Closing, Buyer shall also assume the Assumed Liabilities, by executing and delivering an Assignment and Assumption Agreement in a form mutually agreeable to Buyer and Seller.

In addition to any other rights and remedies available to Buyer and without limiting Buyer's ability to recover for any claims made pursuant to this Agreement, the Escrow Amount will be available to satisfy any amounts owed by Seller to Buyer pursuant to this Agreement and the Escrow Amount shall be held and disbursed in accordance with Section 2.6 hereof.

                  2.5   Purchase Price Adjustment.

                  (a) As soon as reasonably practicable following the 120th day after the Closing Date (the "Collection Date") (but in no event later than ten (10) days thereafter), Buyer shall prepare and deliver to Seller a written notice (the "Adjustment Notice") reporting the aggregate amount of cash collections received by Buyer on account of the Purchased Receivables, as determined in accordance with GAAP (the "Receivables Proceeds"). The Adjustment Notice shall also specify accounts and amounts uncollected which comprised Purchased Receivables. Buyer shall make available to Seller all work papers, purchase orders, invoices and related data used in connection with the preparation of the Adjustment Notice.

                  (b) If the amount of the Receivables Proceeds is less than the Receivables Portion, Seller shall pay Buyer an amount equal to such shortfall. Any amounts payable pursuant to this Section 2.5(b) shall be paid, in immediately available funds, within five Business Days after the amount of such shortfall, if any, is finally determined pursuant to this Section 2.5, plus interest at the rate of 8.50% per annum from the Closing Date to the date of such payment.


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                  (c)   If the amount of the Receivables Proceeds is greater
than the Receivables Portion, Buyer shall pay Seller an amount equal to such excess. Any amount payable pursuant to this Section 2.5(c) shall be paid, in immediately available funds, within five Business Days after the amount of such excess, if any, is finally determined pursuant to this Section 2.5(c).

                  (d) If Seller has any good faith objections to Buyer's calculation set forth in the Adjustment Notice, Seller must deliver to Buyer, within 30 days after delivery of the Adjustment Notice, a detailed statement describing such objections thereto ("Seller's Statement") or Buyer's calculation of the price adjustment set forth in the Adjustment Notice will be final, binding and non-appealable upon each of the parties hereto. Buyer and Seller shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution with 15 days after delivery of Seller's Statement to Buyer, the parties shall submit such dispute to a mutually agreeable independent nationally recognized public accounting firm located in New York, New York for resolution (the "Independent Auditor"), whose costs shall be shared equally by Buyer and Seller.

                  (e) The parties shall instruct the Independent Auditor to resolve all disagreements over the calculation of the price adjustment set forth in the Adjustment Notice no later than 15 days after submission of the disputes to the Independent Auditor, whose determination thereof shall be final, binding and non-appealable upon the parties hereto.

                  (f) Each party shall afford to the other, and cause its officers, employees, agents and representatives (including, without limitation, its independent accountants) to afford, reasonable access to the personnel (including, without limitation, independent accountants), and financial, accounting and other data and information (including, without limitation, workpapers of its independent accountants, whether prepared in contemplation of this Section 2.5 or otherwise), to the extent relating to the calculation of the purchase price adjustment as reasonably requested by any party or its representatives or agents for purposes of evaluating compliance with the terms and conditions of this Agreement.

                  2.6   Disposition of Escrow Amount.

                  The Escrow Amount shall be held and disbursed in accordance with the terms and conditions of the Escrow Agreement.

                                    ARTICLE 3

                              CONDITIONS TO CLOSING
                              ---------------------

                  3.1   Conditions to Seller's Obligations.   Except as
otherwise expressly provided herein, the obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) the representations and warranties set forth in Article 6 hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date were substituted for the date of


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

this Agreement or, in the case of any representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date (in either case, without taking into account any disclosures made by Buyer to Seller pursuant to Section 6.7 hereof);

                  (b) Buyer will have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                  (c) all necessary filings with regulatory authorities will have been made and all waiting periods will have expired;

                  (d) Buyer shall have executed and delivered a Transition Services Agreement with PDK in form and substance to be mutually agreed to by Buyer and PDK prior to the Closing (the "Transition Services Agreement");

                  (e) no action or proceeding before any court or government body will be pending or threatened which, in the reasonable judgment of Seller, makes it inadvisable or undesirable to consummate the transactions contemplated by this Agreement by reason of the probability that the action or proceeding will result in a judgment, decree or order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded;

                  (f) Seller's stockholders shall have approved this Agreement and the transactions contemplated hereby in accordance with the Delaware General Corporation Law and any requirement of any securities exchange on which Seller's securities are listed, it being acknowledged and agreed that nothing contained in this Section 3.1(f) shall limit or impair any obligation of Seller or PDK pursuant to Section 4.3 hereof;

                  (g) on the Closing Date, Buyer shall have delivered to Seller each of the following:

                  (i) a certificate from an officer of each of Buyer and Nutraceutical in a form to be mutually agreed to by Buyer and Seller prior to the Closing, dated the Closing Date, stating that the preconditions specified in subsections (a) through (d) hereof, inclusive, have been satisfied (taking into account any disclosures made by Buyer to Seller pursuant to Section 4.5(b) or Section 6.7 hereof);

                  (ii) certified copies of the resolutions duly adopted by Buyer's and Nutraceutical's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

                  (iii) copies of all necessary governmental and third party consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement and the other agreements contemplated hereby;

                  (iv) a copy of the Assignment and Assumption Agreement, duly executed by Buyer, and such other instruments, in form and substance reasonably satisfactory to counsel for Seller, as are required in order to evidence the assumption by Buyer of the Assumed Liabilities;


                  (v) such other documents or instruments as Seller reasonably requests to effect the transactions contemplated hereby;

                  (h) Seller will have received from Buyer's counsel, Kirkland & Ellis, a legal opinion, addressed to Seller and dated as of the Closing Date, in a form to be agreed to by counsel for Buyer and Seller;

                  (i) all proceedings to be taken by Buyer in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Seller will be reasonably satisfactory in form and substance to Seller and its counsel.

Any condition specified in this Section 3.1 may be waived by Seller; provided, that no such waiver will be effective against Seller unless it is set forth in a writing executed by Seller.

                  3.2   Conditions to Buyer's Obligation.   Except as otherwise
expressly provided in this Agreement, the obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a)   the representations and warranties set forth in
Article 5 and Article 10 hereof will be true and correct in all respects at and as of the Closing as though then made and as though the Closing Date were substituted for the date of this Agreement or, in the case of any representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date (in either case, without taking into account any disclosures made by Seller or PDK to Buyer pursuant to Section 4.1(e), Section 5.22 or Section 10.7 hereof), except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Material Adverse Effect (as defined in Section 4.2(a)(ii)), it being agreed that for purposes of determining such "Material Adverse Effect" for purposes of this Section 3.2(a), all references to "materiality", "Material Adverse Effect" and words of similar import contained in the representations and warranties of Seller and PDK shall be disregarded;

                  (b) Seller and PDK will have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

                  (c) all consents and approvals by governmental agencies and other third parties that are set forth on the attached "Required Consents Schedule" and releases of all Liens on the Purchased Assets will have been obtained on terms and conditions reasonably satisfactory to Buyer;

                  (d) all necessary filings with regulatory authorities will have been made and all waiting periods will have expired;

                  (e) all Government Licenses that are required to own and operate the Purchased Assets and to carry on the Business as now conducted will have been transferred to or obtained by (or, if not required at Closing, applied for by) Buyer on terms and conditions no less favorable to Buyer than they are to Seller;

                  (f) PDK shall have executed and delivered a Transition Services Agreement with Buyer in form and substance to be mutually agreed to by Buyer and PDK prior to the Closing;

                  (g) Seller shall have delivered to Buyer, copies of all assignments and other instruments of transfer and conveyance as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer, which are effective to vest in Buyer all right, title and interest in and to all Proprietary Rights (including any Proprietary Rights licensed from a third party) and, prior to such conveyance to Buyer, Seller's title to all such Proprietary Rights shall have been recorded or updated with the appropriate government office or entity, including, but not limited to, the United States Patent and Trademark Office and the United States Copyright Office;

                  (h) no action or proceeding before any court or government body will be pending or threatened which, in the reasonable judgment of Buyer, makes it inadvisable or undesirable to consummate the transactions contemplated by this Agreement by reason of the probability that the action or proceeding will result in a judgment, decree or order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded;

                  (i) on the Closing Date, Seller and the PDK, as applicable, shall have delivered to Buyer each of the following:

                  (i) a certificate from an officer of Seller in a form to be agreed to by Buyer and Seller prior to the Closing, dated the Closing Date, stating that the preconditions specified in subsections (a) through (g) hereof, inclusive, have been satisfied (taking into account any disclosures made by Seller or PDK to Buyer pursuant to Section 4.1(e), Section 5.22 or Section 10.7 hereof);

                  (ii) certified copies of the resolutions duly adopted by Seller's board of directors and shareholders and PDK's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

                  (iii) copies of all necessary governmental and third party consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement and the other agreements contemplated hereby;

                  (iv) a copy of the Bill of Sale, in the form to be agreed to by Buyer and Seller prior to the Closing, and such other instruments of sale, transfer, assignment, conveyance and delivery, in form and substance reasonably satisfactory to counsel for Buyer, as are required in order to transfer to Buyer good and marketable title to the Purchased Assets, free and clear of all Liens;

                  (v) such other documents or instruments as Buyer reasonably requests to effect the transactions contemplated hereby;

                  (j) Buyer will have received from the Seller's counsel, Berlack, Israels & Liberman, LLP, a legal opinion, addressed to Buyer and dated as of the Closing Date, in a form to be agreed to by counsel for Buyer and Seller prior to the Closing Date; and

                  (k) All proceedings to be taken by Seller in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer will be reasonably satisfactory in form and substance to Buyer and its counsel.

Any condition specified in this Section 3.2 may be waived by Buyer; provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

                                    ARTICLE 4

                           COVENANTS PRIOR TO CLOSING
                           --------------------------

                  4.1   Affirmative Covenants of Seller.   Between the date
hereof and the Closing Date, except as otherwise expressly provided herein, Seller will:

                  (a) conduct the Business, including, without limitation, the cash management customs and practices of the Business (including the collection of receivables and payment of payables) only in the usual and ordinary course of business in accordance with past custom and practice;

                  (b) use best efforts to preserve the present business relationships with all material customers, suppliers and distributors of the Business, to the extent such relationships are beneficial to the Business and promote the smooth transition of such customers, suppliers and distributors from Seller to Buyer;

                  (c) permit Buyer and its employees, agents, potential lenders, investors, environmental consultants and accounting and legal representatives to have access, upon reasonable notice, to its books, records, invoices, contracts, leases, key personnel, independent accountants, legal counsel, property, facilities, equipment and other things reasonably related to the Business or the Purchased Assets, including, without limitation, key distributors and/or vendors selected by Buyer and Seller for such purposes, it being understood and agreed that Seller's covenants contained in this Section 4.1(a) shall not act as a waiver to any attorney-client privilege;

                  (d) use best efforts to cause all conditions to Buyer's obligation to close to be satisfied; and

                  (e) promptly inform Buyer in writing of any variances from the representations and warranties contained in Article 5 hereof.

                  4.2   Negative Covenants.

                  (a) Between the date hereof and the Closing Date, except as otherwise provided herein, Seller will not:

                  (i) except as disclosed on the attached "Developments Schedule" or permitted under Section 4.2(a)(iii) below, take any action that would require disclosure under Section 5.6 hereof;

                  (ii) take any action or omit to take any action (the omission of which) that has had or will have a material and adverse effect upon the business, financial condition or operating results of Seller taken as a whole (a "Material Adverse Effect");

                  (iii) without the prior written consent of Buyer, (A) enter into any contract (1) out of the ordinary course of business (it being agreed and understood that nothing in this clause 4.2(a)(iii)(1) shall limit or otherwise impair Seller's ability to take any action with respect to any of its real estate) or (2) restricting in any way the conduct of the Business, (B) make any loans, (C) increase any officer's or employee's compensation, incentive arrangements or other benefits, except for increases made in the ordinary course of business consistent with past custom and practice; or

                  (iv) enter into any transaction, arrangement or contract (including, without limitation, any transfer of any of the Purchased Assets or placing a Lien on any of the Purchased Assets) except on an arm's-length basis in the ordinary course of business consistent with past custom and practice.

                  (b) Neither Seller nor PDK, nor any officer, director, employee, stockholder, agent, representative or affiliate thereof shall (i) until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 7.1 hereof, discuss or pursue a possible sale, recapitalization or other disposition of Seller, any securities or substantial portion of the assets of Seller, or the Business or any portion thereof with any other party or provide any information to any other party in connection therewith or (ii) disclose to any other party the terms of this Agreement (except as may be required by law or the requirement of any securities exchange on which any party's securities are traded). Neither Seller nor PDK nor any of their respective affiliates shall, by pursuing the transactions contemplated hereby, violate the terms of any other agreement or obligation to which any of them is subject, and each of Seller and PDK shall inform Buyer of and provide Buyer with information regarding any other offers or expressions of interest for Seller, any securities or substantial portion of the assets of Seller, or the Business or any portion thereof. Notwithstanding the foregoing, at any time prior to obtaining the stockholder approval required in Section 4.3 hereof, Seller may participate in discussions or negotiations with any third party with respect to any Acquisition Proposal if Seller's board of directors determines in good faith, after consultation with counsel, that the failure to participate in such discussions or negotiations may constitute a breach of its fiduciary duties under applicable law. For purposes of this Agreement, an "Acquisition Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or readily marketable securities, more than 50% of the combined voting power of the shares of Seller's common stock then outstanding or all or substantially all of the assets of Seller.

                  4.3   Stockholder Approval.   Seller shall, as soon as
reasonably practicable, (i) obtain the necessary stockholder consents or (ii) shall cause a meeting of its stockholders to be duly called and held for the purpose of obtaining the approval of Seller's stockholders to this Agreement and the transactions contemplated hereby. The board of directors of Seller will (i) unanimously recommend approval of this Agreement and the transactions contemplated hereby and (ii) use its best efforts to obtain the approval of Seller's stockholders to this Agreement and the transactions contemplated hereby. PDK covenants and agrees to approve this Agreement and the transactions contemplated hereby at any stockholder's meeting called to consider such matters (or to execute any stockholder consents in lieu of such meeting) and further agrees that such approval shall not be rescinded or otherwise revoked.

                  4.4   Financial Statement Deliveries.   Seller shall furnish
or shall cause its independent accountants to furnish to Buyer, no later than 45 days after the Closing Date, (i) audited financial statements for Seller for the year ended 11/30/98, prepared in accordance with GAAP and in a form meeting the requirements of Regulation S-X of the Securities Act of 1933, as amended and
(ii) unaudited financial statements for Seller for following interim periods:
(A) 12/1/97 through 2/28/98, (B) 3/1/98 through 5/31/98, (C) 6/1/98 through
8/31/98 and (D) 9/1/98 through 11/30/98, prepared in accordance with GAAP and in a form meeting the requirements of Item 301 of Regulation S-K of the Securities Act of 1933, as amended. In addition, Seller shall, and shall cause its independent accountants to, cooperate in Buyer's efforts to prepare unaudited financial statements for the Seller for the stub period from 12/1/98 through and including the Closing Date. Seller acknowledges and agrees that time is of the essence in the performance of the provisions of this Section 4.4.

                  4.5   Affirmative Covenants of Buyer.   Between the date
hereof and the Closing Date, except as otherwise expressly provided herein, Buyer will:

                  (a) use best efforts to cause all conditions to Seller's obligation to close to be satisfied;

                  (b) promptly inform Seller in writing of any variances from the representations and warranties contained in Article 6 hereof;

                  (c) continue to abide, and shall cause its Affiliates to continue to abide, with the terms and conditions of the confidentiality agreement previously entered into between Seller and Nutraceutical International Corporation; and

                  (d) upon Seller's reasonable request, promptly make available to Seller, all non-confidential information with respect to Buyer, Nutraceutical International Corporation or any of its Subsidiaries as may be reasonably requested by Seller in order to assist Seller in preparing any information statement or other disclosure document to be disseminated to Seller's stockholders to obtain any stockholder approvals necessary in connection with the transactions contemplated by this Agreement or the transactions contemplated hereby.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

                  As an inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that:

                  5.1   Organization and Power; Capitalization; Subsidiaries and
Investments.   Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller is qualified to do business as a foreign corporation and is in good standing in the state of New York, which is the only jurisdiction in which the ownership of its properties or the conduct of its business requires Seller to be so qualified. Seller has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate the Purchased Assets and to carry on the Business as now conducted and as presently proposed to be conducted. Seller has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The attached "Capitalization Schedule" accurately sets forth the authorized and outstanding capital stock of Seller and the number of shares of such capital stock held by PDK. Seller does not own or control (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person. The certificate of incorporation and bylaws of Seller that have previously been furnished to Buyer reflect all amendments thereto and are correct and complete.

                  5.2   Authorization.   The execution, delivery and performance
by Seller of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Seller and no other corporate act or proceeding on the part of Seller, its board of directors or stockholders is necessary to authorize the execution, delivery or performance by Seller of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby, except for the approval of the stockholders of Seller of this Agreement and the transactions contemplated hereby as required by the Delaware General Corporation Law. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes, and the other agreements contemplated hereby to which Seller is a party, upon execution and delivery by Seller, will each constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except to the extent enforcement thereof may be limited by applicable bankruptcy or insolvency laws or general equitable principles.

                  5.3   No Breach.   Except as set forth on the attached
"Restrictions Schedule," the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby do not and will not
(a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under Seller's certificate of incorporation or bylaws, or any contract, agreement, arrangement, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which Seller is a party or by which Seller is bound or affected or to which any of the Purchased Assets is bound or affected, (b) result in the creation or imposition of any Lien upon any of the Purchased Assets, (c) require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other Person or entity under, the provisions of any law, statute, rule, regulation, judgment, order or decree or any contract, agreement, arrangement, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which Seller is subject, or by which Seller is bound or affected or to which the Purchased Assets are bound or affected or (d) violate or require any consent or notice under any law, statute, regulation, rule, judgment, decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Seller or any of the Purchased Assets is subject, or by which Seller or the Purchased Assets is bound or affected. Except as set forth on the attached "Restrictions Schedule," no permit, consent, approval or authorization of, declaration to or filing with, or notice to, any governmental authority or any third party is required in connection with the execution, delivery or performance by Seller of this Agreement or the other agreements contemplated hereby, or the consummation by Seller of the transactions contemplated hereby or thereby.

                  5.4   Financial Statements.

                  (a) The attached "Financial Statements Schedule" contains the following financial statements (the "Financial Statements"):

                  (i) the audited balance sheets of Seller as of November 30, 1997 (the "1997 Balance Sheet") and November 30, 1996, and the related statements of operations, stockholders' equity and cash flows for the three years ended November 30, 1997;

                  (ii) the unaudited balance sheet of Seller as of August 31, 1998 (the "Latest Balance Sheet") and the related statements of operations, stockholders' equity and cash flows for the nine-month period then ended; and

                  (iii) the audited balance sheet of Seller as of November 30, 1998, and the related statements of operations, stockholders' equity and cash flows for the year then ended.

Each of the foregoing Financial Statements presents fairly the financial condition, results of operations and cash flows of Seller in accordance with GAAP throughout the periods covered thereby.

                  (b) All Purchased Receivables will be (A) valid obligations incurred in the ordinary course of business, (B) properly reflected in Seller's books and records in accordance with GAAP and (C) free of any counterclaim, or a claim for a charge back, deduction, credit, set-off or other offset, other than as reflected in the allowance for doubtful accounts therefor. As of the Closing Date, no Person will have any Lien on any Purchased Receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment will have been made by Seller with respect to any Purchased

Receivable other than in the ordinary course of business and as reflected in the allowance for doubtful accounts therefor.

                  (c) All Purchased Inventory will (A) represent a bona fide asset, (B) be properly reflected in Seller's books and records in accordance with GAAP at PDK's cost and (C) be free of any counterclaim, or a claim for a charge back, deduction, credit, set-off or other offset, other than as reflected by appropriate inventory reserves. All Purchased Inventory conforms to the warranties described in Section 5.10.

                  5.5   No Material Adverse Changes.   Except as set forth on
the attached "Developments Schedule," since August 31, 1998, there has been no Material Adverse Effect.

                  5.6   Absence of Certain Developments.

                  (a) Except as set forth in the attached "Developments Schedule," since August 31, 1998, Seller has conducted the Business only in the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to the offering of special sales or incentive programs or the filling of its distribution channels), has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice, and Seller has not:

                  (i) sold, assigned or transferred any of its assets, except for sales of inventory in the ordinary course of business consistent with past custom and practice, or mortgaged, pledged or subjected them to any material Lien, except for Liens for current property Taxes not yet due and payable, or canceled without fair consideration any material debts or claims owing to or held by it;

                  (ii) sold, assigned, transferred, abandoned or permitted to lapse any Government Licenses which, individually or in the aggregate, are material to the Business or any portion thereof, or any of the Proprietary Rights or other intangible assets, or disclosed any material proprietary confidential information to any Person, except in the ordinary course of business consistent with past custom and practice, or granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

                  (iii) conducted its cash management customs and practices (including, without limitation, the collection of receivables, payment of payables and maintenance of inventory control and pricing and credit practices (including, without limitation, extension of credit terms or sales discount programs)) other than in the usual and ordinary course of business consistent with past custom and practice;

                  (iv) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with PDK or any of its other stockholders or any employee, officer or director of Seller or PDK, except for the transactions contemplated by this Agreement and for advances consistent with past custom and practice made to Seller's employees, officers and directors for travel expenses incurred in the ordinary course of business or entered into any transaction, arrangement or contract (including, without limitation, any transfer of any assets of placing a Lien on any assets) except on an arms-length basis in the ordinary course of business consistent with past custom and practice;

                  (v) suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business or consistent with past custom and practice;

                  (vi) received notification, or become aware of facts which would lead a reasonable person to believe, that any material customer or supplier will stop or decrease in any material respect the rate of business done with the Business;

                  (vii) become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business consistent with past custom and practice;

                  (viii) settled or compromised any litigation involving equitable relief or involving any money damages in excess of $50,000; or

                  (ix) entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice.

                  (b) No party has accelerated, terminated, modified or canceled any Assigned Contract.

                  5.7   Title and Condition of Properties.

                  (a)   Title to Personal Property.   Seller owns good and
marketable title, free and clear of all Liens, to all of the personal and intangible personal property and assets of Seller included within the Purchased Assets. At the Closing, Seller will convey good and marketable title to the Purchased Assets, free and clear of all Liens. Except with respect to any real property interests, the Purchased Assets so conveyed, in conjunction with the services to be made available pursuant to the Transition Services Agreement, will include all of those assets (personal, tangible and intangible) necessary to conduct the Business in substantially the same manner as presently conducted and all assets used during the twelve months prior to the Closing Date (other than inventory sold or consumed in the ordinary course of business and worn out or obsolete fixed assets disposed of in the ordinary course of business) and will enable Buyer to operate the Business in substantially the same manner as operated by Seller during the twelve month period prior to the Closing Date.

                  (b)   Condition of Assets.   All of the machinery, equipment
and other tangible personal property and assets of Seller included within the Purchased Assets are in good condition and repair in all respects, ordinary wear and tear excepted, and are useable in the ordinary course of business.

                  5.8   Contracts and Commitments.

                  (a) Seller is not a party to, bound by or subject to any contract, agreement or arrangement, whether written or oral, except for (i) this Agreement and the other agreements contemplated hereby, (ii) any oral contract for employment at the will of Seller, (iii) any contract or order with the same party for the purchase or sale of products or services under which the undelivered balance of such products or services does not exceed $20,000, (iv) any contract, agreement or arrangement under which it is the lessee of, or holds or operates, any personal property owned by any other party calling for payments of less than $20,000 annually and (v) those contracts, agreements and arrangements described on the attached "Contracts Schedule."

                  (b) Except as disclosed on the attached "Contracts Schedule," (i) no Assigned Contract has been breached in any respect or canceled by the other party that has not been duly cured or reinstated, (ii) Seller has performed all of its obligations required to be performed by it under each of the Assigned Contracts and Seller is not in receipt of any written claim of default under any Assigned Contract, (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any Assigned Contract and (iv) to Seller's Knowledge, Seller is not a party to any Assigned Contract which, individually or in the aggregate, could have a Material Adverse Effect. Each Assigned Contract is valid, binding and enforceable and is in full force and effect, except to the extent enforcement thereof may be limited by applicable bankruptcy or insolvency laws or general equitable principles.

                  (c) Buyer has been supplied with a true and correct copy of all Assigned Contracts, together with all amendments, waivers or other changes thereto.

                  5.9   Proprietary Rights.

                  (a) The attached "Proprietary Rights Schedule" contains a complete and accurate list of all: (i) patented or registered Proprietary Rights and pending patent applications and other applications for registration of Proprietary Rights owned or filed by or on behalf of Seller (including, in each case, an identification of the registration or filing number, the date of registration, and the relevant registration authority, as well as the name, address, telephone and facsimile numbers of the law firm or other group, if any, which has ongoing responsibility for maintaining the registration current); (ii) trade names, corporate names and unregistered trademarks and service marks owned or used by Seller; (iii) material unregistered copyrights and non-confidential descriptions of material trade secrets and confidential information owned or used by Seller; (iv) software and databases owned or used by Seller; and (v) licenses or other rights granted by Seller to any third party with respect to any Proprietary Rights, and all licenses or other rights granted by any third party to Seller with respect to any Proprietary Rights, in each case identifying the subject Proprietary Right.

                  (b) The Proprietary Rights comprise all of the proprietary or intellectual property rights necessary for the operation of the Business as currently conducted. Seller has taken all necessary actions to maintain and protect the Proprietary Rights which it owns and will continue to maintain and protect such Proprietary Rights prior to the Closing so as to not adversely affect the validity or enforceability of the Proprietary Rights. To Seller's Knowledge, the owners of any Proprietary Rights licensed to Seller have taken all necessary actions to maintain and protect the Proprietary Rights which are subject to such licenses. The Proprietary Rights owned or used by Seller immediately prior to the Closing hereunder will be available for use on identical terms and conditions immediately subsequent to the Closing hereunder.

                  (c) Except as indicated on the attached "Proprietary Rights Schedule:" (i) Seller owns all right, title and interest in and to, or has a valid and enforceable license to use, the Proprietary Rights, free and clear of all Liens; (ii) the loss or expiration of any right in or to the Proprietary Rights or related group of Proprietary Rights has not and would not reasonably be expected to have a Material Adverse Effect on the conduct of the Business, and no such loss or expiration is threatened, pending or reasonably foreseeable;
(iii) there have been no claims made against Seller asserting the invalidity, misuse or unenforceability of any Proprietary Rights, and there are no grounds for the same; (iv) the conduct of the Business has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party, nor would the continued conduct of the Business as currently conducted infringe, misappropriate or otherwise violate the intellectual property rights of any third party; (v) Seller has not received any notices of, and Seller is not aware of any facts which indicate a likelihood of, any infringement, misappropriation or other violation by, or any conflict with, any third party, with respect to the Proprietary Rights (including, without limitation, any demand or request that Seller cease using any Proprietary Rights or license any rights from any third party); (vi) Seller is not in breach of any license or other grant of rights with respect to the Proprietary Rights; and (vii) the transactions contemplated by this Agreement will not have a Material Adverse Effect on the right, title and interest in and to the Proprietary Rights.

                  5.10   Product Warranty.   Except as disclosed on the
"Developments Schedule," all products designed, manufactured, merchandised, serviced, distributed, sold or delivered by Seller at any time prior to the Closing Date have been in conformity with all applicable contractual commitments and all express or implied warranties. No liability exists for replacement thereof or other damages in connection with such sales or deliveries made at any time prior to the Closing Date. No products heretofore sold by Seller are now subject to any guarantee or warranty other than Seller's standard terms and conditions of sale, a copy of which has been previously delivered to Buyer. Without limiting the generality of the foregoing, Seller represents and warrants that all Purchased Inventory and all products sold or shipped by Seller on or prior to the Closing (the Purchased Inventory and such products sold or shipped on or prior to the Closing collectively referred to herein as the "Products")
(i) are and will be fit for human consumption, and do not and did not contain any substances or ingredients that may be harmful to any person who consumes the Products (assuming compliance with any label instructions for the use thereof),
(ii) comply, and have complied with, all applicable laws and regulations concerning human consumption of such products and required disclosures or warning labels, (iii) do, and did, conform to applicable labeling, specifications, drawings, descriptions, samples, (iv) are, and were, merchantable, of good workmanship and materials, fit for the purpose or purposes for which intended, free from defects and in compliance with law, (v) together with the trademarks and other Proprietary Rights used in connection therewith, as well as the claims and representations made by Seller with respect thereto, and the manufacturing processes and structure thereof, do not, and did not, infringe the intellectual property rights of any other Person and (vi) together with all claims, representations and other statements with respect thereto that are made, and have been made, by Seller in labeling, advertising or other promotion for the Products are truthful, not misleading and supported by valid substantiating data and Buyer may properly repeat in any labeling, advertising or other promotion for the Products, any or all of the claims, representations or other statements about the Products that are made, or have been made, by Seller in its labeling, advertising or other promotion for the Products. Without limiting the generality of the foregoing, Seller represents and warrants that the Products: (i) are and were not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss. 301 et seq. (the "FDC Act") or any corresponding regulations of any applicable administrative or regulatory body or agency, and conform and have conformed to the applicable laws of other countries or states with jurisdiction over Seller or the Products as such acts and such laws are constituted and effective at the time the Products are delivered to Buyer or were shipped or delivered by Seller to other purchasers, (ii) are and were formulated, manufactured, packaged, labeled, advertised, promoted and handled in accordance with all other applicable requirements of federal, state and local law, (iii) are and were manufactured in accordance with then current good manufacturing practices, (iv) are not, and were not, manufactured by any Person debarred under subsections 335a(a) or 335a(b) of the FDC Act and (v) are not, and were not, otherwise an article that may not properly be introduced into commerce under the provisions of the FDC Act or any other federal, state or local law.

                  5.11   Government Licenses and Permits.   To the best of
Seller's Knowledge, the attached "Licenses Schedule" contains a complete listing and summary description of all Government Licenses used by Seller in the conduct of the Business. Except as indicated on the attached "Licenses Schedule," Seller owns or possesses all right, title and interest in and to all of the Government Licenses that are necessary to own and operate the Purchased Assets and to conduct the Business as presently conducted, including, without limitation, all Government Licenses required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment. Seller is in compliance with the terms and conditions of such Government Licenses and Seller has not received any notice that it is in violation of any of the terms or conditions of such Government Licenses. Seller has taken all necessary action to maintain such Government Licenses. No loss or expiration of any such Government License is pending, or to Seller's Knowledge, threatened or reasonably foreseeable other than expiration in accordance with the terms thereof. Except as indicated on the attached "Licenses Schedule," all of the Government Licenses are transferable to Buyer and will be transferred by the Seller to Buyer on or before the Closing Date.

                  5.12   Litigation; Proceedings.   Except as set forth in the
attached "Litigation Schedule," there are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims pending or, to Seller's Knowledge, threatened against or affecting Seller, the Business or the Purchased Assets (or, to Seller's Knowledge, pending or threatened against or affecting any of the officers, directors, employees or stockholders of Seller in their capacities as such), or to which Seller, the Business or the Purchased Assets may be bound or affected, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis for any of the foregoing; neither Seller nor the Business is subject to any judgment, order or decree of any court or governmental agency; Seller has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business, and neither Seller nor the Business is engaged in any legal action to recover monies due it or for damages sustained by it.

                  5.13   Compliance with Laws; FDA Compliance.   Except as set
forth in the attached "Compliance Schedule:"

                  (a) Seller is in compliance with, and Seller has not violated any applicable law, rule or regulation of any federal, state, local or foreign government or agency thereof. No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by Seller or filed, commenced or threatened against Seller, alleging a violation of or liability or potential responsibility under any such law, rule or regulation which has not heretofore been duly cured and for which there is no remaining liability.

                  (b) Seller is not in receipt of notice of, or subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action, in each case relating to Nutritional Products or to the facilities in which the Nutritional Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled by Seller, by the Food and Drug Administration (the "FDA"), the Federal Trade Commission (the "FTC") or by any other federal, state, local or foreign authority having or asserting responsibility for the regulation of Nutritional Products ("Other Authorities").

                  (c) Seller has obtained all necessary approvals, registrations and authorizations from, has made all necessary and appropriate applications and other submissions to, and has prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of, the FDA, the FTC and Other Authorities for its current business activities relating to Nutritional Products.

                  (d) Seller has not made any false statement in, or omission from, the applications, approvals, reports or other submissions to the FDA, the FTC or the Other Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, the FTC or Other Authorities relating to Nutritional Products.

                  (e) To Seller's Knowledge, no third party retained by Seller or otherwise acting on behalf of Seller has made any false statement in, or omission from, any report, study, or other documentation prepared in conjunction with the applications, approvals, reports or records submitted to or prepared for the FDA, the FTC or Other Authorities relating to Nutritional Products.

                  (f) Seller, nor to Seller's Knowledge, any third party or agent for Seller has made or offered any payment, gratuity or other thing of value that is prohibited by any law or regulation to personnel of the FDA, the FTC or Other Authorities in connection with the approval or regulatory status of Nutritional Products or the facilities in which Nutritional Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled by Seller or the Business.

                  (g) Seller is in compliance with all applicable regulations and requirements of the FDA, the FTC and Other Authorities relating to Nutritional Products, including, without limitation, any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the Nutritional Products, export or import requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols (including, without limitation, requirements for substantiation of marketing, advertising or labeling claims, requirements which prohibit "drug" claims or which require that the FDA receive notice of structure/function claims or pre-market notification of new dietary ingredients), labeling or registration requirements of any foreign jurisdiction into which the Nutritional Products are shipped or sold, shipping requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, sterility requirements, inventory controls and storage and warehousing procedures.

                  (h) All Nutritional Products included in the inventory being conveyed to Buyer at Closing comply in all respects with current FDA and FTC requirements and the requirements of Other Authorities and were handled by Seller in conformity with current FDA requirements and the requirements of Other Authorities and in accordance with the best practices of the industry.

                  (i) Seller has not received any notification, written or verbal, which remains unresolved as of the date hereof, from the FDA, the FTC, FDA or FTC personnel or Other Authorities indicating that any Nutritional Product is unsafe or ineffective for its intended use, or has shipped or sold (or permitted to be shipped or sold) any products into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from the FDA, the FTC and Other Authorities or has made claims with respect to such Nutritional Products which are "drug" claims or would cause such products to be deemed misbranded, or which questioned or requested the support or substantiation for any such claims.

                  5.14   Environmental Matters.

                  (a) Seller, and its predecessors and affiliates, has complied with and is in compliance with all Environmental Laws, including, without limitation, with respect to all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business. "Environmental Laws" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, each as amended and as now or hereafter in effect.

                  (b) Neither Seller, nor its predecessors or affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance), in a manner that has given or would give rise to any obligations or liabilities of any kind or nature pursuant to any Environmental Law or otherwise.

                  (c) No facts, events or conditions relating to the past or present facilities, properties or operations of Seller or its predecessors or affiliates will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other obligations or liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) pursuant to Environmental Laws.

                  5.15   Employees and Employee Benefits.

                  (a) Seller is not a party to any labor or collective bargaining agreement. Within the last two (2) years, Seller has not experienced any union organization attempts, general labor disputes or work stoppages or slowdowns due to labor disagreements. There is no labor strike, general labor dispute, work stoppage or slowdown pending or, to Seller's Knowledge, threatened. There is no request for representation pending and no question concerning representation has been raised.

                  (b) Except as set forth on the attached "Employee Benefits Schedule," with respect to current or former employees of Seller, independent contractors, or the spouses, beneficiaries or dependents thereof, Seller does not maintain and has not maintained, does not contribute to and has not contributed to, does not have and has not had any obligation to contribute to, and does not have and has not had any liability or potential liability with respect to any (i) qualified defined contribution or defined benefit plans or arrangements (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the "Employee Pension Plans"); (ii) any ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) ("Employee Welfare Plans"); or (iii) any plan, policy, program or arrangement (whether or not terminated) which provides nonqualified deferred compensation benefits, bonus benefits or compensation, incentive benefits or compensation, severance benefits or compensation, "change of control" (as set forth in Code Section 280G) benefits or compensation or any program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits ("Other Plans"). Seller does not participate in or contribute to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) ("Multiemployer Plan") nor does Seller have any other liability with respect to any Multiemployer Plan, and Seller has not incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan. Seller does not maintain or have any obligation to contribute to (or any other liability with respect to) any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than limited medical benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or similar provision of state law. (Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan and any Multiemployer Plan shall be referred to herein collectively as the "Plans").

                  (c) All Plans (and related trusts and insurance contracts) comply in form and in operation in all respects with the applicable requirements of ERISA and the Code and the Employee Pension Plans which are employee pension benefit plans (as defined in section 3(2) of ERISA) meet the requirements of "qualified plans" under Section 401(a) of the Code, and each such Employee Pension Plan has received a favorable determination letter from the Internal Revenue Service.

                  (d) Seller has not incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC"), the Internal Revenue Service, the Department of Labor, any other governmental agency, any Multiemployer Plan or any Person with respect to any Plan currently or previously maintained by members of the controlled group of companies (as defined in Section 414 of the Code) that includes Seller (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a risk to Seller, or any other member of the Controlled Group of incurring such a liability, other than liability for premiums due the PBGC.

                  5.16   Insurance.   The attached "Insurance Schedule" sets
forth an accurate description of each insurance policy to which Seller has been a party, a named insured or otherwise the beneficiary of coverage at any time during the past two years. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect, and Seller is not (and never has been) in breach or default with respect to its obligations under such insurance policies.

                  5.17   Tax Matters.

                  (a) Seller has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by Seller have been paid. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns filed with respect to Seller for taxable periods ended since the date of Seller's formation on March 16, 1994, and all examination reports, and statements of deficiencies assessed against or agreed to by Seller with respect to such taxable periods.

                  (b)   Except as set forth in the attached "Taxes Schedule:"
(i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against Seller; (ii) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to Seller's Knowledge, threatened against or with respect to Seller with respect to any Tax; (iii) Seller does not reasonably expect any taxing authority to claim or assess any additional Taxes with respect to Seller for any period; (iv) no claim has ever been made by a taxing authority in a jurisdiction where Seller does not pay Tax or file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction; and (v) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (c) The attached "Taxes Schedule" contains a list of states and jurisdictions (whether foreign or domestic) in which Seller is required to file Tax Returns relating to the Business.

                  5.18   Customers and Suppliers.   Seller has not received any
notice (nor, to Seller's Knowledge, is any such notice forthcoming) that any material customer or supplier intends to terminate or materially reduce its business with the Business and no material customer or supplier has terminated or materially reduced its business with Seller in the last twelve (12) months. For purposes of this Section 5.18, a material customer or supplier shall be any of the Business' top ten customers or suppliers, by dollar volume of business conducted with any such Person during the twelve months immediately preceding the date of this Agreement.

                  5.19   Brokerage.   There are no claims for brokerage
commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made (or alleged to have been made) by or on behalf of Seller.

                  5.20   Affiliate Transactions.   Except as disclosed on the
"Affiliate Transactions Schedule" attached hereto, neither PDK nor any officer, director or employee of Seller or PDK (or any of the relatives or Affiliates of any of the aforementioned Persons) is a party to any agreement, contract, commitment or transaction with Seller or affecting the Business, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the Business which will subject Buyer to any liability or obligation from and after the Closing Date. Except as disclosed on the attached "Affiliate Transactions Schedule," no officer, director or employee of Seller or PDK (or any of the relatives or Affiliates of any of the aforementioned Persons) is an officer or director of any distributor or supplier of Seller.

                  5.21   Exclusivity of Representations; Reliance on
Representations.   The representations and warranties made by Seller in this
Agreement and any writing delivered in connection herewith at the Closing are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranty of merchantability or of fitness for a particular purpose and any other implied warranties of Seller. Seller hereby disclaims any such other or implied representations or warranties.

                  5.22   Closing Date.   All of the representations and
warranties of Seller contained in this Article 5 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered by Seller to Buyer are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except (i) with respect to any representations and warranties made as of a specified date earlier than the Closing Date, which shall be true and correct as of such date or (ii) to the extent that Seller has expressly advised Buyer otherwise in writing prior to the Closing.

                                    ARTICLE 6

              REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR
              -----------------------------------------------------

                  As an inducement to Seller and PDK to enter into this Agreement, Buyer and Guarantor represent and warrant to Seller and PDK that:

                  6.1   Organization and Power.   Each of Buyer and Guarantor is
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the Closing, and assuming the accuracy of the representations and warranties made by Seller in Section 5.1 above, Buyer will be qualified to do business as a foreign corporation and will be in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified. Buyer has all requisite corporate power and authority necessary to own and operate the Purchased Assets. Each of Buyer and Guarantor has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their respective obligations hereunder and thereunder.

                  6.2   Authorization.   The execution, delivery and performance
by each of Buyer and Guarantor of this Agreement and the other agreements contemplated hereby to which Buyer and Guarantor is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Buyer, Guarantor, their respective boards of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of Buyer and Guarantor and this Agreement constitutes, and the other agreements contemplated hereby to which Buyer is a party upon execution and delivery by Buyer will each constitute, a valid and binding obligation of Buyer and Guarantor, as the case may be, enforceable in accordance with their terms, except to the extent enforcement thereof may be limited by applicable bankruptcy or insolvency laws or general equitable principles.

                  6.3   No Violation.   The execution, delivery and performance
by each of Buyer and Guarantor of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby do not and will not (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under Buyer's or Guarantor's certificate of incorporation or bylaws, or any contract, agreement, arrangement, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which Buyer or Guarantor is a party or by which Buyer or Guarantor is bound or affected or to which any of their respective assets are bound or affected, (b) require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other Person or entity under, the provisions of any law, statute, rule, regulation, judgment, order or decree or any contract, agreement, arrangement, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which Buyer or Guarantor is subject, or by which Buyer or Guarantor is bound or affected or to which their respective assets are bound or affected or (c) violate or require any consent or notice under any law, statute, regulation, rule, judgment, decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Buyer or Guarantor or any of their respective assets are subject, or by which Buyer or Guarantor is bound or affected. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other party or person is required in connection with the execution, delivery or performance of this Agreement by Buyer or Guarantor, or the consummation by Buyer or Guarantor of the transactions contemplated hereby and thereby.

                  6.4   Litigation.   There are no actions, suits, proceedings,
orders or investigations pending or, to the best of Buyer's or Guarantor's Knowledge, threatened against or affecting Buyer or Guarantor, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's or Guarantor's performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

                  6.5   Brokerage.   There are no claims for brokerage
commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made (or alleged to have been made) by or on behalf of Buyer or Guarantor.

                  6.6 Exclusivity of Representations; Reliance on Representations. The representations and warranties made by Buyer and Guarantor in this Agreement and any writing delivered in connection herewith at the Closing are in lieu of and are exclusive of all other representations and warranties of Buyer or Guarantor. Each of Buyer and Guarantor hereby disclaim any such other representations or warranties.

                  6.7   Closing Date.   All of the representations and
warranties contained in this Article 6 and elsewhere in this Agreement are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except (i) with respect to any representations and warranties made as of a specified date earlier than the Closing Date, which shall be true and correct as of such date or (ii) to the extent that Buyer has expressly advised Seller otherwise in writing prior to the Closing.

                  6.8   No Material Adverse Change.   Since August 31, 1998,
there has been no material adverse change in the business, financial condition or operating results of Buyer or Nutraceutical.

                                    ARTICLE 7

                                   TERMINATION
                                   -----------

                  7.1   Termination.   This Agreement may be terminated at any
time prior to the Closing only as follows:

                  (a)   by mutual consent of Buyer and Seller;

                  (b) by either Buyer or Seller if there has been a misrepresentation or breach of warranty or breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement which would (i) have a Material Adverse Effect or (ii) a material adverse effect on the ability of such other party to consummate the transactions contemplated hereby or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligation to consummate the transactions contemplated hereby, unless such terminating party's breach of this Agreement has caused the condition to be unsatisfied, which in either case has not been cured by the non-terminating party after such party has been afforded a reasonable period (not to exceed ten Business Days) to effect such cure;

                  (c) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by June 30, 1999; provided that a party will not be entitled to terminate this Agreement pursuant to this subsection (c) if (i) that party's breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time or
(ii) that party has failed to satisfy any condition set forth in Article 3 hereof that such party was required to satisfy;

                  (d) by Seller, at any time prior to obtaining the stockholder approval required pursuant to Section 4.3 hereof, solely to allow Seller to concurrently enter into a definitive purchase and sale agreement in respect of an Acquisition Proposal which Seller's board of directors has determined in the exercise of its fiduciary duties is more favorable to Seller and its stockholders than the transactions contemplated hereby, it being understood and agreed that the termination described in this Section 7.1(d) shall not be effective unless and until Seller shall have paid to Buyer the fee and other amount described in Section 7.2(b) hereof; provided that no such termination may be effected until the fifth Business Day following Buyer's receipt of written notice from Seller's board of directors advising Buyer of Seller's intention to terminate this Agreement pursuant to this Section 7.1(d), specifying the material terms and conditions of such Acquisition Proposal and identifying the Person making such Acquisition Proposal; or

                  (e) by Buyer, on or prior to the date which is five (5) Business Days after the delivery to Buyer of the Deferred Schedules pursuant to
Section 9.14, if the Deferred Schedules are not satisfactory to Buyer in its reasonable discretion.

                  7.2   Effect of Termination.

                  (a) In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement will forthwith become void and there will be no liability hereunder on the part of Seller, PDK, Buyer or Guarantor, except as arising under the provisions of Sections 7.2(b), 8.4, 8.5,
8.6 and 8.14 hereof (all of which shall survive termination) and except for liability for any breach of this Agreement prior to the time of such termination.

                  (b) If Seller shall have terminated this Agreement pursuant to Section 7.1(d) hereof, then Seller shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Buyer a termination fee of $296,250 plus an amount equal to the actual and reasonably documented out-of-pocket expenses incurred by Buyer directly attributable to the proposed acquisition of substantially all of the assets of Seller, including, without limitation, the due diligence review undertaken in connection therewith, the negotiation and execution of this Agreement and the attempted completion of the transactions contemplated hereby, which fee and amount shall be payable in immediately available funds.

                  7.3   Waiver of Right to Terminate.   Each of the parties
hereto shall be deemed to have waived their respective rights to terminate this Agreement upon consummation of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article 3 hereof or any misrepresentation or breach of any warranty, covenant or agreement contained herein unless such waiver is made in writing and then any such written waiver shall only constitute a waiver of the specific matters set forth therein.

                                    ARTICLE 8

                 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING
                 ----------------------------------------------

                  8.1   Indemnification.

                  (a) Seller and PDK Indemnification. Seller and PDK, jointly and severally, agree to indemnify Buyer and its affiliates and their respective officers, directors, employees and representatives (the "Buyer Indemnitees"), and hold them harmless against any loss, liability, deficiency, damage or expense (including reasonable legal fees and expenses and including interest and penalties) (a "Loss") which any Buyer Indemnitee may suffer, sustain or become subject to, as a result of (i) the breach by Seller or PDK of any representation, warranty, covenant or agreement made by Seller or PDK contained in this Agreement or in any writing delivered by Seller or PDK in connection with this Agreement (without taking into account any disclosures made by Seller or PDK pursuant to Section 4.1(e), Section 5.22 or Section 10.7 hereof), (ii) any action, demand, proceeding, investigation or claim by a third party (including governmental agencies) against or affecting any Buyer Indemnitee, the Business (as operated by Buyer or its successor in interest) or the Purchased Assets which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties, covenants or agreements of Seller or PDK, (iii) any claims of any brokers or finders claiming by, through or under Seller or PDK or (iv) the assertion against any Buyer Indemnitee of any liability or claim against any Buyer Indemnitee relating to any Excluded Liability.

                  With respect to any claim or claims for breaches or alleged breaches of representations and warranties contained in Article 5 hereof (except for the first two sentences of Section 5.7(a), Section 5.9 and 5.17), neither Seller nor PDK will be liable with respect to any such breach or alleged breach unless written notice of a possible claim for indemnification with respect to such breach or alleged breach is given by Buyer (i) in the case of Seller, on or before the second anniversary of the Closing Date and (ii) in the case of PDK, on or before the first anniversary of the Closing Date (collectively, the "Survival Date"), it being understood that so long as such written notice is given on or prior to the Survival Date, such representations and warranties shall continue to survive until such matter is resolved. Notwithstanding the foregoing, any breaches or alleged breaches of the representations and warranties contained in the first two sentences of Section 5.7(a), Section 5.9 or 5.17 hereof, and any breaches or alleged breaches of the covenants or agreements contained herein, including, without limitation, any breach or alleged breach of the covenants or agreements contained in this Article 8, shall survive the Closing and will not be subject to any time limitations.

                  With respect to any claim or claims for breaches or alleged breaches of representations and warranties contained in Article 5 hereof, neither Seller nor PDK will have any obligation to indemnify any Buyer Indemnitee from and against such Losses by reason of all such breaches or alleged breaches until the Buyer Indemnitees have suffered Losses by reason of all such breaches and alleged breaches in excess of $50,000, and then only to the extent that such Losses exceed such amount.

                  (b)   Buyer Indemnification.   Buyer agrees to indemnify
Seller and PDK and their respective officers, directors, employees and representatives (the "Seller Indemnitees") and hold them harmless against any Loss which any Seller Indemnitee may suffer, sustain or become subject to, as the result of (i) the breach by Buyer of any representation, warranty, covenant or agreement made by Buyer contained in this Agreement or in any writing delivered by Buyer in connection with this Agreement (without taking into account any disclosures made by Buyer pursuant to Section 6.7 hereof), (ii) any action, demand, proceeding, investigation or claim by a third party (including governmental agencies) against or affecting any Seller Indemnitee which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties, covenants or agreements of Buyer, (iii) any claims of any brokers or finders claiming by, through or under Buyer or (iv) the assertion against any Seller Indemnitee of any liability or claim against any Seller Indemnitee relating to any Assumed Liability.

                  With respect to any claim or claims for breaches of representations and warranties contained in Article 6 hereof, Buyer will not be liable with respect to any such claim unless written notice of a possible claim for indemnification with respect to such breach or alleged breach is given by PDK to Buyer on or before the first anniversary of the Closing Date, it being understood that so long as such written notice is given on or prior to such date, such representations and warranties shall continue to survive until such matter is resolved. Notwithstanding the foregoing, any breaches or alleged breaches of the covenants or agreements contained herein, including, without limitation, any breach or alleged breach of the covenants or agreements contained in this Article 8, shall survive the Closing and will not be subject to any time limitations.

                  With respect to claim or claims for breaches or alleged breaches of representations and warranties contained in Article 6 hereof, Buyer will not have any obligation to indemnify any Seller Indemnitee from and against such Losses by reason of all such breaches (or alleged breaches) until the Seller Indemnitees have suffered Losses by reason of all such breaches (or alleged breaches) in excess of $50,000, and then only to the extent that such Losses exceed such amount.

                  (c)   Defense of Claims.   If a party hereto seeks
indemnification under this Section 8.1, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation (a "Proceeding") shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.1, the Indemnified Party shall within 30 days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party. The Indemnifying Party, if it so elects, shall assume and control the defense of such Proceeding (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided, however, that in the event any Proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to Section 8.1, the Indemnified Party may elect to participate in a joint defense of such Proceeding (a "Joint Defense Proceeding") for which the expenses of such joint defense will be shared equally by such parties and the employment of counsel shall be reasonably satisfactory to both parties. If the Indemnifying Party elects to assume and control the defense of a Proceeding, it will provide notice thereof within 30 days after the Indemnified Party has given notice of the matter and if such Proceeding is not a Joint Defense Proceeding, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or
(ii) the Indemnifying Party has failed to assume the defense and employ counsel. The Indemnifying Party shall not be liable for any settlement of any Proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party; provided that no settlement of a Joint Defense Proceeding may be effected without the written consent of both parties. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Proceeding, the defense of which the Indemnifying Party has elected to assume, the Indemnifying Party shall indemnify the Indemnified Party with respect to the settlement or judgment. If the Indemnifying Party elects to assume and control the defense or in the event of a Joint Defense Proceeding, the Indemnified Party shall take all reasonable efforts necessary to assist the Indemnifying Party in such defense.

                  (d)   Payments.   Any payment pursuant to a claim for
indemnification shall be made not later than 30 days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in
Section 8.1(c) or is a dispute, claim or controversy which is the subject of an unresolved arbitration proceeding pursuant to Section 8.6, in which case payment shall be made not later than 30 days after the amount of the claim is finally determined. Any payment required under this Section which is not made when due shall bear interest at the rate of 8.50% per annum.

                  (e)   Adjustments.   Amounts paid as indemnification shall be
treated as adjustments to the Purchase Price.

                  (f)   Maximum Liability.   Seller will not be liable for any
Losses of Buyer resulting from any breach or alleged breach of any of the representations or warranties contained in Article 5 or elsewhere in this Agreement in an amount in excess of the sum of $3,700,000 plus the Inventory Portion. PDK will not be liable for any Losses of Buyer resulting from any breach or alleged breach of any representations or warranties contained in
Article 5 or elsewhere in this Agreement in excess of $2,000,000.

                  8.2   Mutual Assistance and Records.   Each of the parties
hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by Buyer and Seller in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, Seller and Buyer at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested. The Purchase Price shall be allocated among the Purchased Assets in accordance with the methodology described on Schedule 8.2 hereof. Each of the parties hereto covenants and agrees to prepare and timely file all applicable Tax Returns and information reports in accordance with the allocations developed by Buyer based on the methodology set forth on Schedule 8.2, which allocations are intended to comply with Section 1060 of the Code. Each of the parties hereto agrees that Seller may retain copies of any records purchased by Buyer hereunder, subject to the provisions of Section 8.14 hereof. Buyer shall maintain the records purchased hereunder and Seller shall maintain the books and records retained hereunder for the lesser of seven (7) years or the standard retention policy of the holder; provided that no such records shall be destroyed unless the holder provides the other party hereunder with at least ninety (90) days prior written notice. Upon receipt of notice of destruction, the nonholder shall have the option, at its sole cost and expense, to take possession of the records set for destruction, in which case the nonholder shall assume all further cost of storage and destruction of such records. Each of the parties hereto shall be afforded access to and the right to copy such records in the hands of the other party during normal business hours, at the expense of the person requesting access.

                  8.3   Press Release and Announcements.   Unless required by
law or the rule or regulation of any securities exchange upon which any party's securities are traded (in which case each party hereto shall consult with each other party prior to any such disclosure as to the form and content of such disclosure), after the date hereof, no press releases, announcements to the employees, customers or suppliers of Seller or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released by any party without the consent of each other party. From and after the Closing Date, Buyer may issue any such releases of information without the consent of any other party hereto.

                  8.4   Expenses.   Except as otherwise set forth in this
Agreement, each party hereto shall be solely responsible for and shall bear its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and disbursements of counsel and other advisors).

                  8.5   Specific Performance.   Each of the parties hereto
acknowledges and agrees that Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the parties hereto agrees that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

                  8.6   Arbitration Procedure.

                  (a) Each of the parties hereto agrees that they will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.

                  (b) Any dispute, claim or controversy that cannot be resolved by the parties through good faith negotiations within 30 days of the notification to the other party of the commencement of the dispute resolution procedures of this Section 8.6 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator. Such arbitrator shall be mutually agreeable to the parties. If the parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of New York. The arbitration will be conducted in the English language in Chicago, Illinois. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

                  (c) Nothing contained in this Section 8.6 shall prevent any party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such party or its affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party hereto to assert any claim or defense.

                  8.7   Further Transfers.   Seller shall, and PDK shall and
shall cause its Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets. Seller shall, and PDK shall and shall cause Seller to, execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets. Buyer shall execute and deliver such further instruments and take such additional actions as Seller may reasonably request to effect or consummate the assumption by Buyer of the Assumed Liabilities.

                  8.8   Change of Name.   As of the Closing, Seller will change
its name to a name substantially dissimilar to "Futurebiotics, Inc." and thereafter shall not use any name or title similar to such name.

                  8.9   Transition Assistance.   Neither Seller nor PDK will in
any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with Buyer and its Affiliates after the date of this Agreement as were maintained with the Seller and its Affiliates prior to the date of this Agreement.

                  8.10   Non-Competition; Non-Solicitation.   As condition
precedent to Buyer to enter into and perform its obligations under this Agreement, each of Seller and PDK agrees, on behalf of itself and its Affiliates, that:

                  (a) For a period of three (3) years after the Closing Date (the "Non-Competition Period"), it shall not, without the prior written consent of Buyer, anywhere in the United States of America, directly or indirectly, either for itself or for any other Person, own, operate, manage, control, engage in, participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner, any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in the merchandising, distribution or sale of (i) a "broad line" of branded Nutritional Supplements, other than into Mass Trade Channels or (ii) any of the proprietary products and/or formulations listed on Schedule 8.10(a). Nothing herein shall prohibit Seller or PDK from (i) being a passive owner of not more than 5% of the outstanding stock of any class of securities of a publicly traded corporation engaged in such business, so long as it has no active participation in the business of such corporation, (ii) performing any services for Buyer or its Affiliates, (iii) performing any private label manufacturing for any Person in compliance with this Section 8.10 or (iv) merchandising, distributing or selling any of the products listed on
Schedule 8.10(b) for the customers listed thereon. For purposes hereof: (i) a "broad line" of branded Nutritional Supplements shall mean a line of ten or more products and (ii) "Mass Trade Channels" shall mean any of the national chain or large regional chain grocery stores, drugstores, discount or convenience stores which (A) are not primarily involved in the sale or distribution of natural products or natural foods, including, without limitation, Nutritional Supplements and (B) neither such Person nor its Affiliates currently carry the Futurebiotics brand.

                  (b) During the Non-Competition Period, it will not directly or indirectly offer employment to or hire (in any capacity) any former employee of Seller who is hired by Buyer.

                  (c) If, at the time of enforcement of this Section 8.10, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

                  (d) Each of Seller and PDK recognizes and affirms that in the event of breach by it of any of the provisions of this Section 8.10, money damages would be inadequate and Buyer would have no adequate remedy at law. Accordingly, each of Seller and PDK agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's and PDK's obligations under this Section 8.10 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 8.10 (including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 8.10 plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation by Seller or PDK of any of the provisions of this Section 8.10, the running of the Non-Competition Period (but not of Seller's and PDK's obligations under this Section 8.10) shall be tolled with respect to Seller and PDK during the continuance of any actual breach or violation.

                  8.11   Communications.   All mail and other communications
directed to Seller and received by Seller or PDK at any time after the Closing Date (other than relating exclusively to the Excluded Assets or the Excluded Liabilities) shall be promptly turned over to Buyer by such party. All mail and other communications relating exclusively to the Excluded Assets or Excluded Liabilities received by Buyer at any time after the Closing shall be promptly turned over to Seller by Buyer.

                  8.12   Best Efforts To Consummate Closing Transactions.   On
the terms and subject to the conditions contained in this Agreement, each of the parties hereto agrees to use best efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including but not limited to the satisfaction of all conditions thereto set forth herein.

                  8.13   Employees and Employee Benefits.   The parties
acknowledge and agree that, from and after the Closing, Buyer shall have the right (but not the obligation) to interview any of Seller's employees and to elect which employees (if any) which Buyer shall have the sole and exclusive right to (i) offer employment to and hire and (ii) set all terms and conditions of employment that any Person so hired by Buyer shall receive. Seller will be responsible for, and will pay and hold Buyer harmless in respect of, all salary, wages, commissions and other compensation, withholding, payroll and other Taxes, benefits and other amounts which are or become payable to or in respect of any employee of Seller by reason of his or her employment by Seller. Buyer will not assume any Plan of Seller and Buyer will not assume any obligation of Seller to any Person under any Plan. Upon the resignation of any employee from Seller's employ to accept an offer of employment made to any such person by Buyer, Seller shall satisfy any remaining liability or obligation to such person for accrued but unused vacation pay and holiday or sick pay and any other employee benefits to which such person is entitled.

                  8.14   Confidentiality.   After the Closing Date, Seller and
PDK shall, and shall cause each of their Affiliates to, (i) continue to maintain the confidentiality of all information, documents and materials relating to the Business or relating to Buyer, Nutraceutical International Corporation or any of its Subsidiaries which has been disclosed to any of them (including, without limitation, the terms of this Agreement and the other agreements contemplated hereby), except to the extent disclosure of any such information is required by law or the rule or regulation of any securities exchange, is made in connection with any investigation or inquiry by the FDA, the FTC or Other Authorities, or authorized by Buyer or reasonably occurs in connection with disputes over the terms of this Agreement and (ii) except with respect to this Agreement and the other agreements contemplated hereby, Seller, PDK and their Affiliates shall immediately return all such information, documents and materials to Buyer. After the Closing, Buyer shall, and shall cause each of its Affiliate to, (i) continue to maintain the confidentiality of all information, documents and materials relating to Seller (other than to the extent relating to the Business) or PDK which has been disclosed to any of them, except to the extent disclosure of any such information is required by law or the rule or regulation of any securities exchange, is made in connection with any investigation or inquiry by the FDA, the FTC or Other Authorities, or authorized by Seller or reasonably occurs in connection with disputes over the terms of this Agreement and (ii) except with respect to this Agreement and the other agreements contemplated hereby, immediately return all such information, documents and materials to Seller. In the event that any party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 8.14 the disclosing party will (a) provide the other party with prompt notice before such disclosure in order that any party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (b) cooperate with the other party in attempting to obtain such order or assurance. The preceding sentence shall not apply to any disclosures made by Buyer to the FDA, the FTC or Other Authorities in response to or in connection with any investigation or inquiry to the extent that Buyer reasonably determines that notifying Seller or PDK would prejudice Buyer or would be contrary to law. The provisions of this Section 8.14 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of breach by the applicable party bound hereunder or its Affiliates.

                  8.15   Taxes; Recording Charges.   All transfer,  documentary,
sales, use, stamp, registration, conveyance and similar transfer Taxes arising out of the sale of the Purchased Assets or otherwise incurred in connection with this Agreement or the consummation of the transactions contemplated hereby and all charges for or in connection with the recording of any document or instrument contemplated hereby shall be borne equally by Buyer and Seller. Seller shall file all necessary Tax Returns and other documentation in connection with the Taxes encompassed in this Section 8.15.

                  8.16   Collection of Purchased Receivables.   From and after
the Closing Date, Buyer shall use commercially reasonable efforts, consistent with Buyer's collection efforts with respect to its other accounts receivables, to collect all of the Purchased Receivables in accordance with their terms, it being understood and agreed that nothing in this Section 8.16 shall require Buyer to institute a lawsuit, engage a collection agency or take any other extraordinary means to collect any of the Purchased Receivables.

                                    ARTICLE 9

                                  MISCELLANEOUS
                                  -------------

                  9.1   Amendment and Waiver.   This Agreement may be amended,
and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding on any party hereto only if such amendment or waiver is set forth in a writing executed by such party. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

                  9.2   Notices.   All notices, demands and other communications
to be given or delivered to any party hereto under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy, to the addresses indicated below (unless another address is so specified in writing):

                  Notices to Seller or PDK:
                  -------------------------

                  Futurebiotics, Inc.
                  PDK Labs, Inc.
                  145 Ricefield Lane
                  Hauppauge, NY 11788

                  Attention: Reginald Spinello
                  Facsimile Number: (516) 273-1165

                  with a copy to:

                  Berlack Israels & Liberman LLP
                  120 West 45th Street, 28th Floor
                  New York, New York 10022
                  Attention: Steven F. Wasserman, Esq.
                  Facsimile Number: (212) 704-0196

                  Notices to Buyer or Guarantor:
                  ------------------------------

                  FB Acquisition Corp.
                  Nutraceutical Corporation
                  c/o Nutraceutical International Corporation
                  1400 Kearns Boulevard, 2nd Floor
                  Park City, Utah 84060
                  Attention:  Frank W. Gay II
                  Facsimile Number: (435) 655-6080

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois 60601

                  Attention: James L. Learner, Esq.
                             Gary M. Holihan, Esq.
                  Facsimile Number: (312) 861-2200

                  9.3   Assignment.   This Agreement and each of the provisions
hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Except for (i) any assignment by Buyer to any other wholly-owned Subsidiary of Nutraceutical International Corporation or (ii) any assignment by Buyer or any of its permitted assignees for collateral security purposes to any of their third party financing sources, neither this Agreement nor any of the rights, benefits or obligations set forth herein may be assigned by any party hereto, without the prior written consent of each of the other parties hereto.

                  9.4   Severability.   Whenever possible, each provision of
this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  9.5   No Strict Construction.   The language used in this
Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word "including" in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

                  9.6   Captions.   The captions used in this Agreement are for
convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

                  9.7   No Third Party Beneficiaries.   Nothing herein expressed
or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this


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

Agreement, such third parties specifically including, without limitation, employees or creditors of Seller.

                  9.8   Complete Agreement.   This Agreement contains the
complete agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

                  9.9   Counterparts.   This Agreement may be executed in one or
more counterparts (any one or more of which may be by facsimile), all of which taken together shall constitute one and the same agreement.

                  9.10   Governing Law.   This Agreement shall be governed by
and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  9.11   Consent to Jurisdiction.   Subject to the provisions of
Section 8.6 hereof, each of the parties hereto (i) consents to submit itself to the co-exclusive personal jurisdiction of any federal court located in the State of New York or any New York state court in the event of any dispute arising out of this Agreement or any of the transactions contemplated by this Agreement and
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

                  9.12   Guaranty.   Subject to the terms and conditions of this
Agreement, Guarantor hereby guarantees Buyer's obligation to pay the purchase price set forth in Section 2.4; provided that, from and after the occurrence of the Closing and the payment of the Purchase Price, Guarantor shall have no further liability or obligation pursuant to this Agreement.

                  9.13   Maintenance of Insurance.   Seller and PDK each hereby
covenant and agree that they shall cause Seller to remain a named insured or otherwise as beneficiary of products liability insurance coverage (whether through the purchase of a "tail" insurance policy or otherwise) of not less than $10 million of aggregate insurance coverage during the one year period immediately following the Closing Date.

                  9.14   Delivery of Schedules.   Except for the Excluded Assets
Schedule, the Estimated Purchased Inventory Schedule, the Proprietary Products and Formulations Schedule and the Excluded Products Schedule (which are attached hereto and made a part hereof) and any schedules to be delivered at the Closing (i.e., the Purchased Receivables Schedule, the Purchased Inventories Schedule and the Purchase Price Allocation Schedule), Seller shall prepare in good faith and deliver to Buyer all of the remaining Schedules to this Agreement (the "Deferred Schedules"), on or prior to March 10, 1999. Seller shall use its best efforts to describe in reasonable detail the facts, events and occurrences required to be disclosed on the Deferred Schedules. Seller acknowledges and agrees that the Deferred Schedules shall not contain the words "know," "knowledge," "material," "materiality" or derivations of such words. The parties will use reasonable efforts to resolve in good faith any disputes regarding the information and/or level of detail disclosed on the Deferred Schedules. Notwithstanding any provision in this Agreement or any schedule or exhibit hereto to the contrary, Seller's obligation to consummate the transactions contemplated by this Agreement shall not be conditioned upon the waiver or amendment of any instrument governing any indebtedness for borrowed money or any security interest granted in connection therewith. In furtherance of the foregoing, on or prior to the Closing Date, Seller hereby covenants and agrees to obtain the release of any Liens encumbering any of the Purchased Assets pursuant to the terms of any instrument governing any such indebtedness for borrowed money or any security interest granted in connection therewith, including any such item listed on Schedule 5.3 hereof.

                                   ARTICLE 10

                      REPRESENTATIONS AND WARRANTIES OF PDK
                      -------------------------------------

                  As an inducement to Buyer to enter into this Agreement, PDK hereby represents and warrants to Buyer that:

                  10.1   Organization and Power.   PDK is a corporation duly
organized, validly existing and in good standing under the laws of the state of New York. PDK has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Except for Seller and Compare Genetics, PDK does not own or control (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person who participates in any manner in the business of merchandising, distributing or selling branded Nutritional Supplements.

                  10.2   Authorization.   The execution, delivery and
performance by PDK of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by PDK and no other corporate act or proceeding on the part of PDK, its board of directors or stockholders is necessary to authorize the execution, delivery or performance by PDK of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by PDK, and this Agreement constitutes, and the other agreements contemplated hereby to which PDK is a party, upon execution and delivery by PDK, will each constitute, a valid and binding obligation of PDK, enforceable against PDK in accordance with their terms, except to the extent enforcement thereof may be limited by applicable bankruptcy or insolvency laws or general equitable principles.

                  10.3   No Breach.   The execution, delivery and performance by
PDK of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby do not and will not (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under PDK's certificate of incorporation or bylaws, or any contract, agreement, arrangement, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which PDK is a party or by which PDK is bound or affected or to which any of its assets are bound or affected, (b) require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other Person or entity under, the provisions of any law, statute, rule, regulation, judgment, order or decree or any contract, agreement, arrangement, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which PDK is subject, or by which PDK is bound or affected or to which its assets are bound or affected or (c) violate or require any consent or notice under any law, statute, regulation, rule, judgment, decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which PDK or any of its assets are subject, or by which PDK is bound or affected. No permit, consent, approval or authorization of, declaration to or filing with, or notice to, any governmental authority or any third party is required in connection with the execution, delivery or performance by PDK of this Agreement or the other agreements contemplated hereby, or the consummation by PDK of the transactions contemplated hereby or thereby.

                  10.4   Litigation.   There are no actions, suits, proceedings,
orders or investigations pending or, to the best of PDK's Knowledge, threatened against or affecting PDK, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect PDK's performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

                  10.5   Brokerage.   There are no claims for brokerage
commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made (or alleged to have been made) by or on behalf of PDK.

                  10.6 Exclusivity of Representations; Reliance on Representations. The representations and warranties made by PDK in this Agreement and any writing delivered in connection herewith at the Closing are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranty of merchantability or of fitness for a particular purpose and any other implied warranties of PDK. PDK hereby disclaims any such other or implied representations or warranties.

                  10.7   Closing Date.   All of the representations and
warranties of PDK contained in this Article 10 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except (i) with respect to any representations and warranties made as of a specified date earlier than the Closing Date, which shall be true and correct as of such date or (ii) to the extent that PDK has expressly advised Buyer otherwise in writing prior to the Closing.

                                 *  *  *  *  *

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                 FB ACQUISITION CORP.


                                 By:


                                 Its:



                                 FUTUREBIOTICS, INC.


                                 By:


                                 Its:



                                 PDK LABS, INC.


                                 By:


                                 Its:



                                 Solely for purposes of Section 9.12 hereof:

                                 NUTRACEUTICAL CORPORATION


                                 By:


                                                          Its:

                          LIST OF DISCLOSURE SCHEDULES
                          ----------------------------

         Excluded Assets Schedule                            2.1

         Purchased Receivables Schedule                      2.1

         Estimated Purchased Inventory Schedule              2.1

         Purchased Inventories Schedule                      2.1

         Required Consents Schedule                          3.2

         Capitalization Schedule                             5.1

         Restrictions Schedule                               5.3

         Financial Statements Schedule                       5.4

         Developments Schedule                               5.5

         Contracts Schedule                                  5.8

         Proprietary Rights Schedule                         5.9

         Licenses Schedule.                                  5.11

         Litigation Schedule                                 5.12

         Compliance Schedule                                 5.13

         Employee Benefits Schedule                          5.15

         Insurance Schedule                                  5.16

         Taxes Schedule                                      5.17

         Affiliate Transactions Schedule                     5.20

         Purchase Price Allocation Schedule                  8.2

         Proprietary Products and Formulations Schedule      8.10(a)

         Excluded Products Schedule                          8.10(b)